EXHIBIT 10.6

IRONWOOD PHARMACEUTICALS, INC.

EXECUTIVE SEVERANCE AGREEMENT

This Severance Agreement (this “Agreement”) is made as of the        day of                   ,            (the “Effective Date”) by and between Ironwood Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and                                  (the “Executive”).

WHEREAS the Executive currently serves as an executive officer of the Company; and

WHEREAS the Company desires to provide for severance benefits for the Executive in specified circumstances that may arise on or after the Effective Date;

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the Company and the Executive agree as follows:

1.                                      Severance Benefits.

(a)                                 If the Executive’s employment terminates by reason of an Involuntary Termination or Constructive Termination, (i) the Company will pay the Executive an amount equal to twelve (12) months of his or her base salary, at the rate in effect immediately prior to the Involuntary Termination or Constructive Termination, as applicable (the “Salary Payment”), (ii) if the termination occurs prior to the payment of an annual cash incentive award from the prior completed year, the Company will pay the Executive such unpaid award to the extent the Executive would have received such award should he or she have been employed on the date such awards are paid to the rest of the Company (the “Prior Year Bonus Payment”), (ii) the Company will pay the Executive a pro rata amount of the Executive’s annual cash incentive award target for the current year (pro-rated based on the percentage of the year worked prior to the termination) (the “Current Year Bonus Payment”), (iii) the Company will pay the Executive an additional amount equal to the Executive’s full annual cash incentive award target for the current year (the “Additional Bonus Payment”) (collectively, the Prior Year Bonus Payment, if any, the Current Year Bonus Payment, and the Additional Bonus Payment are referred to as the “Aggregate Bonus Payment”), (iv) provided that the Executive timely elects continued medical coverage pursuant to Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended, the Company will permit the Executive to continue to participate in its group medical plan for twelve (12) months following the date of the termination of the Executive’s employment (the “Termination Date”) at the same rate that the Executive would be required to contribute toward such coverage if he or she were actively employed (the “COBRA Coverage”), and (v) the Executive will be eligible for outplacement assistance, consistent with industry standards for similarly situated executive officers in the pharmaceutical industry, as determined by the Compensation Committee in its discretion (the “Outplacement Assistance”, collectively with the Salary Payment, the Aggregate Bonus Payment, and the COBRA Coverage, the “Severance Benefits”).

(b)                                 Notwithstanding the foregoing, any obligation of the Company to provide the Severance Benefits is conditioned on the Executive’s (i) continuing through the Termination Date to perform his or her job duties satisfactorily and otherwise complying with the Company’s rules and policies, (ii) subject to Section 2 below, signing a separation agreement on terms and conditions satisfactory to the Company, which separation agreement will contain among other terms a general release of claims (the “Release of Claims”) and that will incorporate and affirm the Executive’s compliance with his or her obligations under the Proprietary Information and Inventions and Noncompetition Agreement between the Executive and the Company (the “Restrictive Covenants Agreement”), and (iii) continuing to comply with his or her obligations to the Company and its affiliates that survive termination the Executive’s employment, including without limitation pursuant to the Restrictive Covenants Agreement.  The Executive’s timely execution and non-revocation of the Release of Claims (other than as provided in Section 2 below) is a condition precedent to the Executive’s right to receive the Severance Benefits.  The Release of Claims will create legally binding obligations on the part of the Executive, and the Company therefore advises the Executive to seek the advice of an attorney before signing the Release of Claims.  The Executive’s compliance with the Restrictive Covenants Agreement is a condition precedent to the Executive’s right to retain the Severance Benefits, and the Executive will be required to disgorge any Severance Benefits received if he or she breaches the Restrictive Covenants Agreement.

(c)                                  In the event that, in the determination of the Company, the Company’s provision of the COBRA Coverage as described in Section 1(a)(iii) above in could reasonably be expected to subject the Company to any tax or penalty under the Patient Protection and Affordable Care Act (as amended from time to time, the “ACA”) or could reasonably be expected to subject any highly compensated individual employed or formerly employed by the Company to adverse tax consequences under Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), or applicable regulations or guidance issued under the ACA or Section 105(h) of the Code, the Company and the Executive will work together in good faith, consistent with the requirements for compliance with, or exemption from, Section 409A of the Code (“Section 409A”), to restructure such benefit in a manner intended to result in a benefit that is or remains exempt from Section 409A.

(d)                                 Subject to Sections 2 and 7 below, any Salary Payment and Aggregate Bonus Payment to which the Executive is entitled hereunder will be paid in a lump sum on the first regular payroll date of the Company following the sixtieth (60th) calendar day following the Termination Date.  In no event will any Outplacement Assistance provided to the Executive hereunder extend beyond the December 31 of the second year following the calendar year in which the Termination Date occurs, and any reimbursement by the Company of Outplacement Assistance expenses paid by the Executive will be paid no later than December 31 of the third year following the calendar year in which the Termination Date occurs.

2.                                      Change of Control Severance Benefit Plan.  In the event that an Involuntary Termination or a Constructive Termination would, but for this Section 2, entitle the Executive to both the Severance Benefits and severance payments and benefits under the Company’s Change of Control Severance Benefit Plan, as amended and restated on April 26, 2014, and as may be further amended from time to time (the “Severance Plan”, and the “Severance Plan Benefits”), the Executive will be entitled to receive the greater of the Severance Benefits and the Severance

Plan Benefits, determined on a payment-by-payment or benefit-by-benefit basis; provided, however, that

(a)                                 an amount equal to the Salary Payment and the Aggregate Bonus Payment will be paid in accordance with the timing set forth in Section 1(d) above,

(b)                                 any severance amounts determined by reference to the Executive’s base salary or annual cash incentive award to which the Executive is entitled in excess of the Salary Payment and the Aggregate Bonus Payment will be paid in accordance with the timing set forth in Section 2.1 of the Severance Plan (and the Executive hereby waives any right or entitlement to payment under the Severance Plan of any portion of any such Severance Plan severance amounts other than such excess),

(c)                                  the COBRA Payments and Outplacement Assistance and any similar amounts under the Severance Plan shall be paid or provided without duplication,

(d)                                 none of the Severance Benefits will be conditioned upon the Release of Claims if the Termination Date occurs (i) after a Change of Control (as defined in the Severance Plan),  or (ii) in the period commencing thirty (30) days prior to the earlier of (x) the date that the Company first publicly announces it is conducting negotiations leading to a Change of Control, and (y) the date that the Company enters into a definitive agreement that would result in a Change of Control (even though still subject to approval by the Company’s stockholders and other conditions and contingencies), and

(e)                                  payments hereunder and under the Severance Plan shall in all event be paid in a manner calculated to preserve their exemption under Section 409A, as determined by the Company.

3.                                      Withholding.  All payments made by the Company hereunder shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

4.                                      Effect on Employment.  Nothing contained herein limits the Company’s right to terminate the Executive’s employment at any time.

5.                                      Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof.  Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in Middlesex or Suffolk Counties in the Commonwealth of Massachusetts, and each party hereby consents to the exclusive jurisdiction of such courts.

6.                                      Assignment.  Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that (a) the Executive’s economic rights hereunder will automatically be assigned by the Executive to his or her estate or beneficiaries upon the death of the Executive and (b) the Company will assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company is a party to a reorganization, consolidation, merger, or sale of all or substantially all of its stock, and (c) the Company will cause an acquirer of all or substantially all of its assets to assume this Agreement.  This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, and their respective successors, executors, administrators, heirs and permitted assigns.

7.                                      Section 409A.

(a)                                 Notwithstanding anything to the contrary in this Agreement, if at the time of the termination of the Executive’s employment, the Executive is a “specified employee,” as defined below, any and all amounts, if any, payable under this Agreement on account of such termination of employment that constitute deferred compensation and would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid, without interest, on the next business day following the expiration of such six (6) month period or, if earlier, upon the Executive’s death.

(b)                                 For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

(c)                                  Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments, if any, under this Agreement is to be treated as a right to a series of separate payments.

(d)                                 The parties agree that their intent is that payments and benefits under this Agreement be exempt from Section 409A to the greatest extent applicable.  This Agreement shall be interpreted accordingly to be exempt from Section 409A, and all provisions of this Agreement shall be construed in a manner consistent with this intention.  In the event that any payments or benefits under this Agreement are subject to Section 409A, this Agreement shall be construed in a manner consistent with the requirements for compliance with Section 409A and for avoiding taxes or penalties under Section 409A.  Notwithstanding the foregoing, neither the Executive nor any beneficiary shall have any claim or right against the Company or any of its directors, officers, employees, advisers or agents by reason of any failure or asserted failure of this Agreement, in form or as administered, to comply with or qualify for exemption from Section 409A.

8.                                      Amendment.  This Agreement may be amended, modified or supplemented, and any obligation hereunder may be waived, only by a written instrument executed by the parties hereto; provided, that nothing herein shall be construed as limiting the Company’s ability to amend the Severance Plan.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy by such party preclude any other or further exercise thereof or the exercise of any other right or remedy.  All rights and remedies hereunder are cumulative, and are in addition to all other rights and remedies provided by law, agreement or otherwise.

9.                                      Definitions.

(a)                                 “Cause” has the same definition as is set forth in the Company’s Amended and Restated 2010 Employee, Director and Consultant Equity Incentive Plan, as in effect at the time of the Executive’s employment termination; if such plan is no longer in effect at the time of such termination, Cause shall have the same definition as is set forth in the last version of such plan in effect prior to such termination.

(b)                                 “Change of Control” has the same definition as is set forth in the Severance Plan.

(c)                                  “Constructive Termination” means a termination of employment by the Executive for Good Reason.

(d)                                 “Good Reason” means the occurrence of any of the following conditions without the Executive’s express consent: (i) a material diminution in the Executive’s authority, duties or responsibilities, (ii) a material diminution in the Executive’s total target cash compensation unless such material diminution is in connection with a proportional reduction in compensation for all or substantially all of the Company’s executive officers, or (iii) the relocation of the Executive’s work place for the Company to a location more than sixty (60) miles from the location of the work place prior to the Constructive Termination.  The Executive may terminate his or her employment hereunder for Good Reason by (A) providing notice to the Company, specifying in reasonable detail the condition giving rise to the Good Reason, no later than the sixtieth (60th) day following the date that the Executive knew or should have known (after reasonable inquiry) of the occurrence of that condition, (B) providing the Company a period of sixty (60) days to remedy the condition so specified in the notice, and (C) terminating his or her employment for Good Reason within thirty (30) days following the expiration of the period to remedy if the Company fails to remedy the condition.

(e)                                  “Involuntary Termination” means a termination of the Executive’s employment by the Company without Cause other than in connection with the sale of some or all of the assets of the Company, including the sale of a facility, division, or subsidiary of the Company, pursuant to which the purchaser offers the Executive substantially equivalent employment, the terms of which would not give rise to Good Reason.

10.                               Entire Agreement.  This Agreement constitutes the entire agreement between the parties, and terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement other than the Restrictive Covenants Agreement, which shall continue in effect in accordance with its terms.  The Executive acknowledges and agrees that neither the Company nor anyone acting on its behalf has made, and in executing this Agreement the Executive has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth herein.

IRONWOOD PHARMACEUTICALS, INC.

By:

Title:

ACKNOWLEDGED AND ACCEPTED:

Signature:
[Name of Executive]